Exhibit 99.1

News Release

Ashland declares force majeure in Europe on 1.4 butanediol, tetrahydrofuran and formaldehyde after fire shuts down production at manufacturing facility in Marl, Germany

COVINGTON, Kentucky, August 11, 2017 – Ashland (NYSE: ASH) today announced it has declared a force majeure in Europe on 1.4 butanediol (BDO), tetrahydrofuran (THF) and formaldehyde as a result of a fire at its manufacturing facility in Marl, Germany, that led to the shutdown of production operations on August 10.

Production has been suspended while an investigation into the cause and extent of the fire takes place. As a result, the Marl facility is currently unable to produce any 1.4 BDO, THF or formaldehyde, and the availability of product is significantly reduced.

Ashland is working with affected customers to minimize the impact to their respective businesses, and will continue to provide updates regarding supply capability.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com